Exhibit 107.1

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Sanmina Corporation
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share, reserved for issuance pursuant to the 2019 Equity Incentive Plan	Rules 457(c) and 457(h)	1,200,000	$61.03 (2)	$73,236,000	$0.00011020	$8,070.61
Total Offering Amounts					$73,236,000		$8,070.61
Total Fee Offsets(3)							—
Net Fee Due							$8,070.61

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s 2019 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the Registrant’s receipt of consideration.
(2)Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on July 31, 2023.
(3)The Registrant does not have any fee offsets.